                                                               Exhibit 99.(b)(4)

                              BANKERS TRUST COMPANY
                             ONE BANKERS TRUST PLAZA
                            NEW YORK, NEW YORK 10006




                                                                February 3, 2000


Torque Acquisition Co., L.L.C.
c/o Vestar Capital Partners IV, L.P.
245 Park Avenue
New York, New York  10167
Attention: Sander Levy

Gleason Corporation
1000 University Avenue
P.O. Box 22970
Rochester, New York  14692
Attention: John Perrotti

Gleason Germany (Holdings) GmbH
c/o Gleason Corporation
1000 University Avenue
P.O. Box 22970
Rochester, New York  14692
Attention: John Perrotti

Gleason Works (Holdings) Limited
c/o Gleason Corporation
1000 University Avenue
P.O. Box 22970
Rochester, New York  14692
Attention: John Perrotti


                                COMMITMENT LETTER


re      Tender Offer Financing/Refinancing
        ----------------------------------

Ladies and Gentlemen:

         You have advised Bankers Trust Company ("BTCo") that you intend to consummate a transaction (the "Transaction") in which (i) Gleason Corporation ("Gleason") and/or Torque Acquisition Co., L.L.C. ("Newco") would tender (the "Tender Offer") for a portion of the outstanding common stock of Gleason (after giving effect to which Newco, Merger Sub, James Gleason, management of Gleason and its subsidiaries and the Gleason Foundation (the "Foundation") will own at least 66-2/3% of the outstanding common stock of Gleason and will be contractually obligated to vote in favor of the Merger referred to below), (ii) subsequent to the consummation of the Tender Offer, Torque Merger Sub, Inc., a wholly-owned subsidiary of Newco ("Merger Sub") will merge with and into Gleason (the "Merger") pursuant to which all remaining public shareholders of Gleason will be cashed out, (iii) substantially all of the indebtedness for borrowed money of Gleason and its subsidiaries will be refinanced (the "Refinancing") and (iv) a number of intercompany transactions previously disclosed by you to us will be effected.

         BTCo understands that the amount required to consummate the Transaction will be approximately $273.4 million including fees and expenses of approximately $12.5 million incurred in connection with the Transaction. BTCo also understands that the funding required to effect the Transaction, to pay related fees and expenses in connection therewith, and to provide for the ongoing working capital needs of Gleason and its subsidiaries shall be provided solely from (i) at least $70.4 million from either (a) the issuance by Newco of equity (the "Equity Financing") to Vestar Capital Partners IV, L.P. ("Vestar") and other investors reasonably satisfactory to BTCo in exchange for cash and/or
(b) the rollover of existing equity by the Foundation (to the extent, if any, it elects to do so in its sole discretion), its affiliates and other investors reasonably satisfactory to BTCo (which equity shall be used to purchase shares of Gleason pursuant to the Tender Offer and subsequently exchanged for common equity of Gleason, warrants therefor and preferred equity of Gleason pursuant to the Merger), it being understood and agreed that of the $70.4 million referred to in this clause (i), at least $53.3 million shall come from the issuance of new cash equity pursuant to subclause (a) above, (ii) a rollover of existing equity in Gleason by James Gleason and management having a value of approximately $9.5 million, (iii) available cash on hand at Gleason and its subsidiaries, (iv) the incurrence by The Gleason Works ("GWR"), a wholly-owned subsidiary of Gleason, and certain specified subsidiaries of GWR, of a senior secured bank financing described below (the "GWR Senior Bank Financing") and (v) the incurrence by Merger Sub of a second senior secured bank financing described below (the "Merger Sub Senior Bank Financing" and together with the GWR Senior Bank Financing, the "Senior Bank Financing"). The parties hereto acknowledge that if the number of shares of Gleason tendered pursuant to the Tender Offer are sufficient to permit recapitalization accounting treatment following the Merger, then the Merger Sub Senior Bank Financing will terminate unused as of the consummation of the Tender Offer and all debt financing used to finance the Transaction shall be incurred under the GWR Senior Bank Financing. After giving effect to the Transaction, Gleason and its subsidiaries shall have no indebtedness for borrowed money other than (x) as described below, (y) existing capital leases in an amount up to $5 million and (z) up to $17 million of local lines of credit available to foreign subsidiaries of GWR.

         BTCo further understands that (i) the GWR Senior Bank Financing shall be in an aggregate amount of $250 million, and shall be made available in various term loan and revolving credit tranches as more fully set forth in Exhibit A-1 to this letter and (ii) the Merger Sub Senior Bank Financing shall be in an aggregate amount of up to $61,500,000, and shall be made available in a single multiple-drawdown term loan tranche as more fully set forth in Exhibit A-2 to this letter (Exhibit A-1 and Exhibit A-2, collectively the "Summary of Terms").

         BTCo is pleased to confirm that subject to and upon the terms and conditions set forth herein and in the Summary of Terms, it is willing to (i) provide 100% of the Senior Bank Financing on the terms and conditions set forth herein and in the Summary of Terms, (ii) act as Administrative Agent for the syndicate of financial institutions (together with BTCo, the "Lenders") party to the Senior Bank Financing and (iii) act as the sole Lead Arranger and Book Manager in connection with the Senior Bank Financing.

         BTCo reserves the right, prior to or after execution of the definitive credit documentation for the Senior Bank Financing, to syndicate all or part of its commitments for the Senior Bank Financing to one or more financial institutions reasonably satisfactory to you that will become parties to such definitive credit documentation pursuant to a syndication to be managed by BTCo in consultation with you. BTCo shall commence syndication efforts promptly after the execution of this letter, and you agree to actively assist BTCo in achieving a syndication that is satisfactory to BTCo and you. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between principals, senior management and advisors of Newco, Gleason and the proposed syndicate members. To assist BTCo in its syndication efforts, you hereby agree both before and after the Closing Date (a) to provide, and use reasonable efforts to cause your advisors to provide, BTCo and the other syndicate members upon request with all reasonable information deemed necessary by us to complete syndication, including but not limited to, information and evaluations prepared by Newco, Gleason and their respective advisors or on their behalf relating to the transactions contemplated hereby and (b) to make available officers of Newco and Gleason from time to time and to attend and make presentations regarding the business and prospects of Gleason at a meeting or meetings of Lenders or prospective Lenders.

         Prior to the Closing Date, BTCo shall be entitled, after consultation with you, to change the Applicable Margins (as defined in the Summary of Terms), terms and structure of the Senior Bank Financing if the syndication has not been completed and if BTCo reasonably determines that such changes are necessary to ensure a successful syndication of the Senior Bank Financing, PROVIDED that (i) the total amount of the Senior Bank Financing remains unchanged, (ii) the Applicable Margins are not increased by more than 0.50%, (iii) the term loan portion of the GWR Senior Bank Financing made available in Euros to Gleason Germany (Holdings) GmbH ("GGH") shall not be less than $90 million and shall be made by German banks or German branches of other banks, (iv) the term loan portion of the GWR Senior Bank Financing made available in Pounds Sterling to Gleason Works (Holdings) Limited ("GWH") shall not be less than $25 million and
(v) the size of the revolving portion of the GWR Senior Bank Financing, the size of the letter of credit subfacility thereunder and the types of currencies available to be drawn thereunder shall not be changed. BTCo's commitment hereunder is subject to the agreements in this paragraph.

         To induce BTCo to issue this letter and to complete the work necessary to consummate the Senior Bank Financing, you (other than Newco) hereby jointly and severally agree that all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of counsel) of BTCo and its affiliates (collectively, "BT") arising in connection with this letter (including, without limitation, all such costs and expenses associated with our due diligence and syndication efforts in connection herewith) and in connection with the transactions described herein shall be for your account, whether or not the Transaction is consummated, the Senior Bank Financing is made available or definitive credit documents are executed. You further jointly and severally agree to indemnify and hold harmless BT and each director, officer, employee and affiliate thereof (each, an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve BT or any such indemnified person as a result of or arising out of or in any way related to or resulting from this letter and, upon demand, to pay and reimburse BT and each indemnified person for any reasonable out-of-pocket legal or other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not BT or any such indemnified person is a party to any action or proceeding out of which any such expenses arise and whether such action, suit or proceeding is between you and BT or an indemnified person or between BT or an indemnified person and a third party or otherwise); PROVIDED, HOWEVER, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent that same resulted from the gross negligence or willful misconduct of such indemnified person. This letter is issued for your benefit only and no other person or entity may rely thereon. BTCo shall not be responsible or liable for any consequential damages which may be alleged as a result of this letter or the financing contemplated hereby.

         BTCo reserves the right to employ the services of its affiliates (including Deutsche Bank Securities Inc. ("DBSI")) in providing services contemplated by this letter at no additional cost to you, and to allocate, in whole or in part, to DBSI certain fees payable to BTCo in such manner as BTCo and DBSI may agree in their sole discretion. You acknowledge that BTCo may share with any of its affiliates (including DBSI) any information related to the Transaction or any of the matters contemplated hereby. BTCo agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by Newco, Gleason or any of their affiliates or advisors, as confidential information in accordance with customary banking industry practices. In furtherance of the foregoing, BTCo agrees that neither it nor any of its affiliates shall disclose any such non-public information to any person or entity other than (i) to any potential Lender which receives such information having been made aware of the confidential nature thereof, (ii) to its directors, officers, employees, examiners and professional advisers who have a need to know such information, (iii) upon the request or demand of any governmental authority having jurisdiction over BTCo or such affiliate, or (iv) in response to any order of any court or other governmental authority.

         The provisions of the two preceding paragraphs shall survive any termination of this letter, PROVIDED that if and when definitive credit documentation in respect of the Senior Bank Financing is executed, such paragraphs shall be superseded and replaced by such definitive credit documentation.

         This letter supersedes and replaces that certain Commitment Letter previously issued by us to you and dated December 7, 1999.

         BTCo acknowledges and agrees that no shareholder or member of Newco shall have any liability for any obligations of Newco under this Commitment Letter, the Fee Letter or in respect of the Senior Bank Financing. In addition, BTCo acknowledges that Newco shall be primarily responsible for all negotiations with BTCo and its affiliates in connection with the documentation of the transactions contemplated by this letter. Upon the indefeasible repayment in full of the monetary obligations under the Merger Sub Senior Bank Financing, any and all obligations of Newco under this Commitment Letter or in respect of the Senior Bank Financing (including any guaranty given by Newco) shall immediately terminate and cease to be in full force and effect.

         BTCo's willingness to provide the Senior Bank Financing as set forth above will terminate on March 15, 2000, if definitive credit agreements evidencing the Senior Bank Financing, satisfactory in form and substance to BTCo (the "Credit Agreement"), shall not have been entered into prior to such date.

         Except as otherwise required by law or unless BTCo has otherwise consented, you are not authorized to show or circulate this letter to any other person or entity (other than your legal or financial advisors in connection with your evaluation hereof, Gleason's board, the special committee thereof and their respective legal or financial advisors) at any time prior to each of your acceptance hereof in accordance with the following paragraph. If this letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned.

         If you are in agreement with the foregoing, please sign and return to BTCo (including by way of facsimile transmission) the enclosed copy of this letter and the related fee letter no later than 5:00 p.m., New York time, on February 4, 2000. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.


                                     * * * *

         THIS LETTER AND THE RELATED FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER AND/OR THE RELATED FEE LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER AND/OR THE RELATED FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

                                     * * * *

                                         Very truly yours,

                                         BANKERS TRUST COMPANY


                                         By: /s/ William W. Archer
                                             --------------------------------
                                             Title: Managing Director


Agreed to and Accepted this
3rd day of February, 2000


TORQUE ACQUISITION CO., L.L.C.


By: /s/ Sander M. Levy
    ----------------------------------
    Name:  Sander M. Levy
    Title: President


GLEASON CORPORATION


By: /s/ John J. Perrotti
    ----------------------------------
    Name:  John J. Perrotti
    Title: Vice President-Finance and Treasurer


GLEASON GERMANY (HOLDINGS) GMBH


By: /s/ Dr. Walter Eggert
    ----------------------------------
    Name:  Dr. Walter Eggert
    Title: Managing Director


GLEASON WORKS (HOLDINGS) LIMITED


By: /s/ Edward J. Pelta
    ----------------------------------
    Name:  Edward J. Pelta
    Title: Director and Secretary

                                                                     EXHIBIT A-1


                     SUMMARY OF CERTAIN TERMS AND CONDITIONS


I.      DESCRIPTION OF FACILITIES COMPRISING THE GWR SENIOR BANK FINANCING

A.      TERM LOAN FACILITIES


        1.      TRANCHE A-1 TERM LOAN FACILITY


Tranche A-1
Term Loan Facility:        An amount to be determined (which will be made
                           available only in U.S. Dollars).1


Borrower:                  The Gleason Works ("GWR").


Maturity:                  The final maturity of the Tranche A-1 Term Loan
                           Facility shall be six years from the date of initial borrowing under the Senior Bank Financing (the
                           "Closing Date").


Amortization:              The loans made pursuant to the Tranche A-1 Term Loan
                           Facility (the "Tranche A-1 Term Loans") shall be subject to scheduled quarterly amortization requirements to be determined.


----------
1 The aggregate amount of Term Loans will be $180 million, to be divided into six tranches in amounts to be determined, PROVIDED that (i) the three Tranche A Term Loan Facilities (i.e., A-1, A-2 and A-3) are expected to total $80 million, (ii) the three Tranche B Term Loan Facilities (I.E., B-1, B-2 and B-3) are expected to total $100 million,
         (iii) at least $90 million in the aggregate will be in the Tranche A-2 Term Loan Facility and the Tranche B-2 Term Loan Facility, and (iv) at least $25 million will be in the Tranche A-3 Term Loan Facility. Notwithstanding anything to the contrary in this Summary of Terms, (x) an amount, equal to the aggregate amount of the Merger Sub Senior Bank Financing, of the Term Loans to be incurred under the GWR Senior Bank Financing shall be required to remain undrawn on the Closing Date and shall thereafter only be available to refinance indebtedness under the Merger Sub Senior Bank Financing at the time of the Merger and (y) at the option of the Borrowers, the portion of the Term Loans not needed to finance the Transaction until the Merger may either be borrowed on the Closing Date and held until the Merger or delayed and borrowed at the time of the Merger.

                                                                     Exhibit A-1
                                                                          Page 2


Use of Proceeds:           The Tranche A-1 Term Loans shall only be utilized to
                           directly or indirectly (x) finance the Transaction and (y) pay fees and expenses of approximately $12.5 million incurred in connection with the Transaction.

Availability:              Tranche A-1 Term Loans may only be incurred on the
                           Closing Date. No amount of Tranche A-1 Term Loans once repaid may be reborrowed.


        2.      TRANCHE A-2 TERM LOAN FACILITY

Tranche A-2
Term Loan Facility:        An amount to be determined (See Footnote 1) (which
                           will be made available only in Euros and will be made only by German banks or German branches of non-German banks).

Borrower:                  Gleason Germany (Holdings) GmbH ("GGH"), a direct,
                           wholly-owned German subsidiary of GWR.


Maturity:                  The final maturity of the Tranche A-2 Term Loan
                           Facility shall be six years from the Closing Date.


Amortization:              The loans made pursuant to the Tranche A-2 Term Loan
                           Facility (the "Tranche A-2 Term Loans") shall be subject to scheduled quarterly amortization requirements to be determined.

Use of Proceeds:           The Tranche A-2 Term Loans shall only be utilized to
                           directly or indirectly (x) finance the Transaction and (y) pay fees and expenses of approximately $12.5 million incurred in connection with the Transaction.

Availability:              Tranche A-2 Term Loans may only be incurred on the
                           Closing Date. No amount of Tranche A-2 Term Loans once repaid may be reborrowed.


        3.      TRANCHE A-3 TERM LOAN FACILITY

Tranche A-3
Term Loan Facility:        An amount to be determined (See Footnote 1) (which
                           will be made available only in Pounds Sterling).

Borrower:                  Gleason Works (Holdings) Limited ("GWH"), an
                           indirect, wholly-owned U.K. subsidiary of GWR, and after giving effect to the Transaction, a direct, wholly-owned subsidiary of GGH.

                                                                     Exhibit A-1
                                                                          Page 3


Maturity:                  The final maturity of the Tranche A-3 Term Loan
                           Facility shall be six years from the Closing Date.

Amortization:              The loans made pursuant to the Tranche A-3 Term Loan
                           Facility (the "Tranche A-3 Term Loans" and together with the Tranche A-1 Term Loans and the Tranche A-2
                           Term Loans, the "Tranche A Term Loans") shall be subject to scheduled quarterly amortization requirements to be determined.

Use of Proceeds:           The Tranche A-3 Term Loans shall only be utilized to
                           directly or indirectly (x) finance the Transaction and (y) pay fees and expenses of approximately $12.5 million incurred in connection with the Transaction.

Availability:              Tranche A-3 Term Loans may only be incurred on the
                           Closing Date. No amount of Tranche A-3 Term Loans once repaid may be reborrowed.


        4.      TRANCHE B-1 TERM LOAN FACILITY

Tranche B-1
Term Loan Facility:        An amount to be determined (See Footnote 1) (which
                           will be made available only in U.S. Dollars).

Borrower:                  GWR.

Maturity:                  The final maturity of the Tranche B-1 Term Loan
                           Facility shall be eight years from the Closing Date.

Amortization:              Prior to the maturity of the Tranche A Term Loans,
                           the Loans made pursuant to the Tranche B-1 Term Loan
                           Facility (the "Tranche B-1 Term Loans") shall be subject to annual amortization in aggregate annual amounts equal to 1% of the Tranche B-1 Term Loan
                           Facility. Thereafter, the Tranche B-1 Term Loans shall be subject to quarterly amortization requirements to be determined.

Use of Proceeds:           The Tranche B-1 Term Loans shall only be utilized to
                           directly or indirectly (x) finance the Transaction and (y) pay fees and expenses of approximately $12.5 million incurred in connection with the Transaction.

Availability:              Tranche B-1 Term Loans may only be incurred on the
                           Closing Date. No amount of Tranche B-1 Term Loans once repaid may be reborrowed.


        5.      TRANCHE B-2 TERM LOAN FACILITY

Tranche B-2

                                                                     Exhibit A-1
                                                                          Page 4

Term Loan Facility:        An amount to be determined (See Footnote 1) (which
                           will be made available only in Euros and will be made only by German banks or German branches of non-German banks).

Borrower:                  GGH.

Maturity:                  The final maturity of the Tranche B-2 Term Loan
                           Facility shall be eight years from the Closing Date.

Amortization:              Prior to the maturity of the Tranche A Term Loans,
                           the Loans made pursuant to the Tranche B-2 Term Loan
                           Facility (the "Tranche B-2 Term Loans") shall be subject to annual amortization in aggregate annual amounts equal to 1% of the Tranche B-2 Term Loan
                           Facility. Thereafter, the Tranche B-2 Term Loans shall be subject to quarterly amortization requirements to be determined.

Use of Proceeds:           The Tranche B-2 Term Loans shall only be utilized to
                           directly or indirectly (x) finance the Transaction and (y) pay fees and expenses of approximately $12.5 million incurred in connection with the Transaction.

Availability:              Tranche B-2 Term Loans may only be incurred on the
                           Closing Date. No amount of Tranche B-2 Term Loans once repaid may be reborrowed.


        6.      TRANCHE B-3 TERM LOAN FACILITY

Tranche B-3
Term Loan Facility:        An amount to be determined (See Footnote 1) (which
                           will be made available only in U.S. Dollars).

Borrower:                  GWR.

Maturity:                  The final maturity of the Tranche B-3 Term Loan
                           Facility shall be eight years from the Closing Date.

Amortization:              Prior to the maturity of the Tranche A Term Loans,
                           the Loans made pursuant to the Tranche B-3 Term Loan
                           Facility (the "Tranche B-3 Term Loans", together with the Tranche B-1 Term Loans and the Tranche B-2 Term
                           Loans, the "Tranche B Term Loans" and, together with the Tranche A Term Loans, the "Term Loans")) shall be subject to annual amortization in aggregate annual amounts equal to 1% of the Tranche B-3 Term Loan
                           Facility. Thereafter, the Tranche B-3 Term Loans shall be subject to quarterly amortization requirements to be determined.

Use of Proceeds:           The Tranche B-3 Term Loans shall only be utilized to
                           directly or indirectly (x) finance the Transaction and (y) pay fees and expenses of approximately $12.5 million incurred in connection with the Transaction.

                                                                     Exhibit A-1
                                                                          Page 5



Availability:              Tranche B-3 Term Loans may only be incurred on the
                           Closing Date. No amount of Tranche B-3 Term Loans once repaid may be reborrowed.


B.      REVOLVING CREDIT FACILITIES

        1.      TRANCHE 1 REVOLVING CREDIT FACILITY

Tranche 1 Revolving
Credit Facility:           An amount to be determined 2 (which will be available
                           only in U.S. Dollars, Euros, Deutsche Marks and
                           Pounds Sterling).

        2.      TRANCHE 2 REVOLVING CREDIT FACILITY

Tranche 2 Revolving
Credit Facility:           An amount to be determined (See Footnote 2) (which
                           will be available only in U.S. Dollars, Euros, Deutsche Marks and Pounds Sterling and will be made only by German banks or German branches of non-German banks).

        3.      TERMS APPLICABLE TO BOTH REVOLVING CREDIT FACILITIES

Borrower:                  GWR, GGH, GWH and/or Gleason International Marketing
                           Corporation, a Delaware corporation.

Maturity:                  The final maturity of loans made under the Tranche 1
                           Revolving Credit Facility (the "Tranche 1 Revolving
                           Credit Loans") and under the Tranche 2 Revolving
                           Credit Facility (the "Tranche 2 Revolving Credit
                           Loans", and together with the Tranche 1 Revolving
                           Credit Loans, the "Revolving Credit Loans") shall be six years from the Closing Date. Loans made pursuant to the Revolving Credit Facilities shall be repaid in full on such date.

Use of Proceeds:           The proceeds of all Revolving Credit Loans shall be
                           utilized for the working capital requirements and other general corporate purposes of Gleason and its subsidiaries, provided that a portion of the Revolving Credit Loans (as specified under the heading "Availability" below) may be used on the Closing Date to finance the Transaction and pay fees and expenses in connection therewith.

----------
2 The aggregate amount of the Revolving Credit Facilities will be $70 million, to be divided into two tranches in amounts to be determined.

                                                                     Exhibit A-1
                                                                          Page 6


Availability:              Revolving Credit Loans may be borrowed, repaid and
                           reborrowed on and after the Closing Date, provided that no more than $12.5 million in the aggregate of Revolving Credit Loans may be incurred on the Closing
                           Date (provided that the Borrowers may borrow more than $12.5 million of Revolving Credit Loans if needed to consummate the Transaction so long as the excess over $12.5 million is matched by cash available to Gleason and its subsidiaries at such time). Of the $70 million total amount available under the Revolving Credit Facilities, up to $40 million may be utilized in the form of Revolving
                           Credit Loans, and up to $35 million may be utilized in the form of letters of credit and/or bank guaranties, provided that prior to the later of June
                           30, 2000 and the consummation of the Merger, availability for incurrence of Revolving Credit Loans under the Revolving Credit Facilities shall be limited to $25,000,000 in the aggregate. Each
                           Revolving Credit Facility shall also contain a subfacility (in an amount to be agreed upon) to be provided by BTCo for the incurrence of swingline loans (denominated in U.S. Dollars only).


II.     TERMS APPLICABLE TO THE ENTIRE GWR SENIOR BANK FINANCING

Administrative
Agent:                     Bankers Trust Company ("BTCo") (the "Agent").


Sole Lead Arranger
and Book Manager:          BTCo.


Lenders: BTCo and/or a syndicate of lenders formed by BTCo and satisfactory to the Borrowers (the "Lenders").

Purpose: To directly or indirectly finance the Transaction, to pay related fees and expenses and to support the on-going working capital needs and general corporate purposes of Gleason and its subsidiaries.

Guaranty:                  All obligations under the GWR Senior Bank Financing
                           shall be unconditionally guaranteed by Gleason and each of its domestic subsidiaries (including GWR, GGH, GWH and any other foreign subsidiary which is, or has elected to be, treated as a partnership or disregarded entity for U.S. tax purposes (each of which shall be deemed to be a domestic subsidiary for purposes of this Exhibit A-1)) (the "Guarantors"), subject to customary exceptions for transactions of this type.

Security:                  The obligations of the Borrowers and the Guarantors
                           shall be secured by a first priority perfected security interest (subject to permitted liens) in (x) all limited liability company interests and stock of each direct and indirect domestic subsidiary of Gleason (including GWR) and 65% of the stock of

                                                                     Exhibit A-1
                                                                          Page 7


                           each material foreign subsidiary of Gleason and (y) all other tangible and intangible assets of Gleason and each Guarantor, in each case, after giving effect to the Transaction and (including an exception for leasehold interests) subject to customary exceptions for transactions of this type.

Interest Rates:            At the option of the respective Borrower, Loans
                           (other than B-3 Term Loans) may be maintained from time to time as (x) Base Rate Loans which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time or (y) Reserve
                           Adjusted Eurodollar Loans (or EURIBOR Loans, in the case of Loans not denominated in U.S. Dollars) which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) or EURIBOR rate, as the case may be, as determined by the Agent for the respective interest period, PROVIDED that until the earlier to occur of
                           (x) the 60th day following the Closing Date and (y) that date upon which the Agent has determined (and notifies GWR) that the primary syndication of the Senior Bank Financing (and the resultant addition of institutions as Lenders) has been completed, then only one week interest periods for Reserve Adjusted
                           Eurodollar Periods or EURIBOR Loans shall be available.

                           B-3 Term Loans shall bear interest at the same rates as the B-1 Term Loans, provided that if all B-3 Term Loans are held by a fixed rate Lender, then the B-3 Term Loans shall bear interest at a fixed rate agreed to by such Lender and GWR.

                           "Base Rate" shall mean the higher of (x) 1/2 of 1% in excess of the Federal Funds rate and (y) the rate that BTCo announces from time to time as its prime lending rate, as in effect from time to time.

                           "Applicable Margin" for all Tranche A Term Loans and Revolving Credit Loans shall be determined as set forth on Annex A attached hereto. "Applicable Margin" for Tranche B Term Loans shall be 3.50% in the case of Reserve Adjusted Eurodollar Loans or EURIBOR Loans and 2.50% in the case of Base Rate Loans.

                           Interest periods of 1, 2, 3 or 6 months (and 9 or 12 months if available to each Lender in the respective Facility) shall be available in the case of Reserve Adjusted Eurodollar or EURIBOR Loans.

                           The Senior Bank Financing shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, actual reserves, funding losses, illegality and withholding taxes.

                                                                     Exhibit A-1
                                                                          Page 8


                           Interest in respect of Base Rate Loans and B-3 Term Loans shall be payable quarterly in arrears on the last business day of each fiscal quarter. Interest in respect of Reserve Adjusted Eurodollar and EURIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans (on the principal amount repaid) and at maturity. All interest and commitment fee and other fee calculations shall be based on a 360-day year and actual days elapsed other than calculations of interest based on the prime rate which shall be based on a 365/366-day year.

                           Overdue principal and interest shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time and
                           (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Agent/Lender Fees:         The Agent and the Lenders shall receive such fees as
                           have been separately agreed upon with the Agent.

Letter of Credit/Bank
Guaranty Fee:              The Applicable Margin as in effect from time to time
                           for Revolving Credit Loans maintained as Reserve
                           Adjusted Eurodollar or EURIBOR Loans to be shared proportionately by the Lenders in accordance with their participation in the respective Letter of Credit or Bank Guaranty, and a facing fee of 1/4 of 1% (or such lesser amount as shall be agreed to by the respective issuer) per annum to be paid to the issuer of the Letter of Credit or Bank Guaranty for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit and Bank Guaranties for the stated duration thereof. In addition, the issuer of a Letter of Credit or a Bank
                           Guaranty will be paid its customary administrative charges in connection with each Letter of Credit or Bank Guaranty issued by it.

Commitment Fees:           The Applicable Commitment Fee Percentage (as
                           determined as set forth on Annex A attached hereto) per annum of the unutilized total commitments under the Revolving Credit Facilities, as in effect from time to time, commencing on the Closing Date and continuing to and including the termination of the Revolving Credit Facilities, payable in arrears quarterly and upon the termination of the Revolving
                           Credit Facilities.

Voluntary Prepayments:     Voluntary prepayments may be made at any time, with
                           prior notice but without premium or penalty, subject to limitations as to minimum prepayment amounts, PROVIDED that voluntary prepayments of Reserve
                           Adjusted Eurodollar Loans may only be made on the last day of an interest period applicable thereto unless applicable breakage costs are paid by the

                                                                     Exhibit A-1
                                                                          Page 9


                           Borrower. Voluntary prepayments made by the Borrower of the Term Loans will be applied proportionately among tranches of Term Loans (provided that if the holders of a Tranche of Term Loans waive any such prepayment, the waived portion will be applied to prepay the other non-waived Tranches of Term Loans).

                           All voluntary prepayments of Term Loans will be applied to reduce future amortization payments in direct order of their maturity.

Mandatory Repayments:      Mandatory repayments of outstanding Term Loans (and
                           after all Term Loans have been repaid in full, mandatory reductions to the commitments under the Revolving Credit Facility) to be required from, in each case with exceptions to be mutually agreed upon,
                           (a) 100% of the net proceeds from non-ordinary course asset sales (subject to reinvestment provisions to be agreed and an annual basket to be agreed upon), (b)
                           100% of the net proceeds from issuances of debt
                           (other than debt permitted under the terms of the GWR
                           Senior Bank Financing as in effect on the Closing
                           Date), (c) 50% of the net proceeds from equity issuances or capital contributions after the Closing
                           Date (other than any such proceeds received in connection with the exercise of employee options or warrants and other than any such proceeds (subject to a cap to be agreed upon) received from the private sale or issuance of equity to the extent used to make permitted capital expenditures, acquisitions or investments), (d) 100% of the net proceeds of certain property insurance and condemnation proceeds (subject to reinvestment provisions to be agreed), and (e) 75% of annual excess cash flow (the definition of which will be mutually agreed upon) (to be decreased to 50% of annual excess cash flow if the Leverage Ratio is less than 3.25:1.00). In addition, Revolving Credit
                           Loans shall be required to be prepaid (and Letters of Credit and Bank Guaranties cash collateralized) if at any time the aggregate principal amount thereof exceeds the total Revolving Credit Facility commitments, with such prepayment (and/or cash collateralization) to be in an amount equal to such excess. Mandatory prepayments of the Term Loans will be applied proportionately among tranches of the Term
                           Loans (provided that if the holders of a Tranche of Term Loans waive any such prepayment, the waived portion will be applied to prepay the other non-waived Tranches of Term Loans). All mandatory prepayments and repayments of Term Loans will be applied to reduce future scheduled amortization payments on a pro rata basis.

Documentation:             The Lenders' commitments will be subject to the
                           negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this letter, in each case prepared by counsel to the Agent. All documentation shall be governed by New York law.

                                                                     Exhibit A-1
                                                                         Page 10


Conditions Precedent:      In addition to conditions precedent typical for these
                           types of facilities and any other conditions reasonably appropriate in the context of the proposed transaction, the following conditions shall apply:

A.      TO THE INITIAL LOANS

                  (i) The structure and all terms of, and the documentation for, the Transaction shall be reasonably satisfactory to the Agent. All conditions precedent to the consummation of the Transaction (other than the Merger) as set forth in the documentation relating thereto shall have been satisfied, and not waived in any material respect except with the consent of the Agent, to the satisfaction of the Agent. The Tender Offer and the Refinancing shall have been consummated in accordance with such documentation and all applicable laws. Newco, Merger Sub, James Gleason, management of Gleason and the Foundation (collectively, the "Designated Holders") shall be contractually obligated to vote in favor of the Merger, and, immediately after giving effect to purchases made pursuant to the Tender Offer, the Designated Holders shall own at least 66-2/3% of the outstanding shares of capital stock of Gleason on a fully diluted basis (determined without counting options the holders of which have agreed not to exercise same) (which shares shall be sufficient under applicable law to effect the Merger without the vote of any other shareholder of Gleason). All existing debt for borrowed money of Gleason and its subsidiaries shall have been repaid in full, all commitments in respect of such existing debt shall have been terminated, and all liens securing such existing debt shall have been released to the satisfaction of the Agent, other than existing capital leases not to exceed $5 million and up to $17 million under local local lines of credit available to foreign subsidiaries of GWR.

                  (ii) Newco and/or Gleason shall have received gross proceeds from the Equity Financing and any rollover and commitments to rollover of at least $70.4 million, at least $53.3 million of which shall represent new cash equity in Newco.

                  (iii) All necessary governmental and material third party approvals in connection with the Tender Offer and the Refinancing and the other transactions (other than the Merger) contemplated by the GWR Senior Bank Financing and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the GWR Senior Bank Financing and otherwise referred to herein.

                                                                     Exhibit A-1
                                                                         Page 11


                  (iv) Nothing shall have occurred after the date hereof other than occurrences expressly contemplated as of the date hereof and disclosed to the Agent (and the Agent shall have become aware of no facts or conditions not previously known) which the Agent or the Required Lenders shall reasonably determine could reasonably be expected to have a material adverse effect on the rights or remedies of the Lenders or the Agent, or on the ability of Gleason and its subsidiaries to perform their obligations to the Lenders or which could have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of Gleason and its subsidiaries taken as a whole, in each case after giving effect to the Transaction.

                  (v) No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Transaction, the GWR Senior Bank Financing or any documentation executed in connection therewith or which the Agent or the Required Lenders shall reasonably determine could reasonably be expected to have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of Gleason and its subsidiaries taken as a whole.

                  (vi) The Lenders shall have received customary legal opinions from counsel, and covering matters, reasonably acceptable to the Agent and the Required Lenders.

                  (vii) The corporate and capital structure (and all material agreements related thereto) of Gleason and its subsidiaries, and all organizational documents of such entities shall be reasonably satisfactory to the Agent and the Required Lenders (it being understood and agreed that the corporate and capital structure described to the Agent prior to the date hereof are satisfactory).

                  (viii) All Loans and other financing to the Borrowers shall be in full compliance with all applicable requirements of the margin regulations.

                  (ix) All reasonable costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Lenders or the Agent shall have been paid to the extent due.

                  (x) The Lenders shall have received an officer's certificate with respect to the solvency of Gleason and its subsidiaries (on a consolidated basis), GWR and its subsidiaries (on a consolidated basis) and GWR (on a stand-alone basis)) reasonably acceptable to the Agent and the Required Lenders.

                                                                     Exhibit A-1
                                                                         Page 12


                  (xi) Each of the Guaranties shall have been executed and delivered. The Lenders shall have a perfected first priority security interest in the assets of Gleason and its subsidiaries as required above.

                  (xii) There shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking, capital or currency markets, or in the syndication market for credit facilities similar in nature to the Senior Bank Financing contemplated herein, that would have a material adverse effect on the syndication, in each case as reasonably determined by BTCo in its sole discretion. Each of Newco and Gleason and their respective advisors shall have fully cooperated to the extent reasonably requested in BTCo's syndication efforts for the Senior Bank Financing, including without limitation by promptly providing BTCo with all information reasonably deemed necessary by it to successfully complete such syndication.

                  (xiii) The Agent and, in the case of clause (i) below, the Lenders shall have received, and the Agent shall be reasonably satisfied with, (i) an opening pro forma balance sheet of Gleason and its subsidiaries and GWR and its subsidiaries, in each case after giving effect to the Transaction, and (ii) a funds flow memorandum.


B.      CONDITIONS TO ALL LOANS

                           Absence of material adverse change, absence of material litigation, absence of default or unmatured default under the GWR Senior Bank Financing and continued accuracy of representations and warranties in all material respects.

Representations
and Warranties:            The GWR Senior Bank Financing and related
                           documentation shall contain representations and warranties typical for these types of facilities, as well as any additional ones appropriate in the context of the proposed transaction as may be mutually agreed, subject to materiality and other limitations to be agreed.

Covenants:                 Those typical for these types of facilities and any
                           additional covenants appropriate in the context of the proposed transaction as may be mutually agreed
                           (with such covenants having such exceptions or baskets as may be mutually agreed upon). "Special purpose corporation" covenants shall apply to Gleason. Although the covenants have not yet been specifically determined, we anticipate that the covenants shall in any event include:

                                                                     Exhibit A-1
                                                                         Page 13


                  (i) Restrictions on other indebtedness, including capitalized lease obligations (it being understood that up to $5 million of capitalized lease obligations shall be permitted and foreign subsidiaries of GWR shall be permitted to have indebtedness of up to $17 million under local lines of credit).

                  (ii) Restrictions on mergers, acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets.

                  (iii)    Restrictions on sale-leaseback transactions.

                  (iv) Restrictions on dividends, stock repurchases and material amendments of organizational, corporate and other documents (it being understood that Gleason will be permitted to purchase its capital stock from management and employees upon death, disability, termination, resignation or retirement up to annual aggregate limits to be agreed upon plus the proceeds of key man life insurance.)

                  (v) Restrictions on transactions with affiliates (other than intercompany transactions) and formation of subsidiaries.

                  (vi)     Restrictions on investments.

                  (vii)    Maintenance of existence and properties.

                  (viii)   No liens, with exceptions to be negotiated.

                  (ix)     The following quarterly tested financial covenants:
                           (a) maximum leverage ratio (to be defined as the ratio of consolidated total indebtedness (defined to exclude letters of credit and bank guaranties, unless drawn upon) to consolidated EBITDA) and (b) minimum interest coverage ratio (to be defined as the ratio of consolidated EBITDA to consolidated interest expense).

                  (x)      Adequate insurance coverage.

                  (xi)     ERISA covenants.

                  (xii) The obtaining of interest rate protection in amounts and for periods to be determined.

                  (xiii) Restrictions on capital expenditures, with a carry forward to be agreed.

                  (xiv)    Financial reporting.

                                                                     Exhibit A-1
                                                                         Page 14


                  (xv)     Compliance with laws.


                  (xvi) An affirmative covenant to effect the Merger within 180 days following the Closing Date.

Events of Default:         Those typical for these types of facilities and any
                           additional ones appropriate in the context of the proposed transaction to be mutually agreed (subject in each case to mutually agreeable grace periods and materiality thresholds) including, without limitation, non-payment, material misrepresentations, covenant defaults, bankruptcy and a change of control
                           (the definition of which will be mutually agreed upon) of Gleason.

Assignments and
Participations:            No Borrower may assign its rights or obligations
                           under the GWR Senior Bank Financing without the prior written consent of the Lenders. Any Lender may assign, and may sell participations in, its rights and obligations under the GWR Senior Bank Financing, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to
                           (i) the consent of GWR (except in certain limited circumstances), which consent shall not be unreasonably withheld, (ii) a minimum assignment amount of $5 million and (iii) such other limitations as may be established by the Administrative Agent.
                           The Senior Bank Financing shall provide for a mechanism which will allow for each assignee to become a direct signatory to the GWR Senior Bank
                           Financing and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Required Lenders:          Majority.

Governing Law:             State of New York.

Counsel to the Agent:      White & Case LLP.

                                                                         ANNEX A

                                  PRICING GRID


         The Applicable Margins for Tranche A Term Loans and Revolving Credit Loans and Applicable Commitment Fee Percentage in effect at any time shall be based on the ratio of consolidated total indebtedness to consolidated EBITDA (the "Leverage Ratio") as of the last day of most recent fiscal quarter for which financial statements have been delivered to the Lenders (with such Applicable Margins and Applicable Commitment Fee Percentage to apply from the date of delivery of such financial statements until the date of delivery of the financial statements for the next succeeding fiscal quarter, PROVIDED that the Applicable Margins and Applicable Commitment Fee Percentage shall remain unchanged (at 3.00% in the case of Reserve Adjusted Eurodollar or EURIBOR Loans, 2.00% in the case of Base Rate Loans and 0.500% in the case of the Applicable Commitment Fee Percentage) until the delivery of financial statements for Gleason's June 30, 2000 fiscal quarter and PROVIDED, further that if such financial statements are not delivered when required, the Leverage Ratio shall be deemed to be greater than 3.75:1.0 until such financial statements are delivered):


                                       APPLICABLE MARGINS*
                                     ----------------------
                                                                   APPLICABLE
                                     REVOLVING     TRANCHE A     COMMITMENT FEE
LEVERAGE RATIO                         LOANS         TERM          PERCENTAGE
> 3.75:1.00                            3.25%         3.25%           0.500%

> 3.25:1.00 < = 3.75:1.00              3.00%         3.00%           0.500%

> 2.75:1.00 < = 3.25:1.00              2.75%         2.75%           0.500%

> 2.25:1.00 < = 2.75:1.00              2.50%         2.50%           0.500%

< = 2.25:1.00                          2.25%         2.25%           0.375%


--------

* Applicable Margins shown are for Reserve Adjusted Eurodollar and EURIBOR Loans. Applicable Margins for Base Rate Loans will be 1.00% lower than the Applicable Margins shown above (but not below 0%).

                                                                     EXHIBIT A-2


                     SUMMARY OF CERTAIN TERMS AND CONDITIONS


                        MERGER SUB SENIOR BANK FINANCING


Term Loan Facility:        $61,500,000 term loan facility (the "Term Loan
                           Facility").

Borrower:                  Torque Merger Sub, Inc. (the "Borrower").

Maturity:                  The final maturity of the Term Loan Facility shall be
                           the earlier of (x) the date of the consummation of the Merger and (y) the 180th day following the initial borrowing under the Merger Sub Senior Bank
                           Financing (the "Closing Date"). Loans made pursuant to the Term Loan Facility (the "Loans") shall be repaid in full on such date.

Use of Proceeds:           The proceeds of the Loans incurred on the Closing
                           Date shall only be utilized (x) to finance the Transaction and (y) to pay fees and expenses of approximately $12.5 million incurred in connection with the Transaction. The proceeds of loans incurred after the Closing Date shall only be used to pay commitment fees owing under the Term Loan Facility and interest on previously outstanding Loans.

Availability:              Loans may only be incurred on the Closing Date and on
                           any date following the Closing Date on which commitment fees or interest in respect of the Loans is then due and payable. No amount of Loans once repaid may be reborrowed.

Administrative
Agent:                     BTCo (the "Agent").

Sole Lead Arranger
and Book Manager:          BTCo.

Lenders:                   The Lenders.

Guaranty:                  All obligations under the Merger Sub Senior Bank
                           Financing shall be unconditionally guaranteed by Newco (it being understood that (i) no member of Newco shall have any liability for any obligations of Newco under this Guaranty and (ii) upon the indefeasible repayment in full of the monetary obligations under the Term Loan Facility, any and all obligations of Newco in respect of the Term Loan
                           Facility (including those arising under the Guaranty) shall immediately terminate and cease to be in full force and effect).

                                                                     Exhibit A-2
                                                                          Page 2


Security:                  The obligations of Newco shall be secured by a first
                           priority perfected security interest in all of the capital stock of Merger Sub.

Interest Rates:            At the option of the Borrower, Loans may be
                           maintained from time to time as (x) Base Rate Loans which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time or (y) Reserve Adjusted Eurodollar Loans which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Agent for the respective interest period, PROVIDED that until the earlier to occur of (x) the 60th day following the Closing Date and (y) that date upon which the Agent has determined (and notifies the Borrower) that the primary syndication of the Merger Sub Senior Bank
                           Financing (and the resultant addition of institutions as Lenders) has been completed, then only one week interest periods for Reserve Adjusted Eurodollar
                           Periods shall be available.

                           "Base Rate" shall mean the higher of (x) 1/2 of 1% in excess of the Federal Funds rate and (y) the rate that BTCo announces from time to time as its prime lending rate, as in effect from time to time.

                           "Applicable Margin" shall be 3.00% in the case of Reserve Adjusted Eurodollar Loans and 2.00% in the case of Base Rate Loans.

                           Interest periods of 1, 2 or 3 months shall be available in the case of Reserve Adjusted Eurodollar.

                           The Merger Sub Senior Bank Financing shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, actual reserves, funding losses, illegality and withholding taxes.

                           Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each fiscal quarter. Interest in respect of Reserve Adjusted Eurodollar Loans shall be payable in arrears at the end of the applicable interest period. Interest will also be payable at the time of repayment of any Loans (on the principal amount repaid) and at maturity. All interest and commitment fee and other fee calculations shall be based on a 360-day year and actual days elapsed other than calculations of interest based on the prime rate which shall be based on a 365/366-day year.

                                                                     Exhibit A-2
                                                                          Page 3


                           Overdue principal and interest shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time and
                           (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Agent/Lender Fees:         The Agent and the Lenders shall receive such fees as
                           have been separately agreed upon with the Agent.

Commitment Fees:           0.50% per annum of the unutilized total commitments
                           under the Term Loan Facility, as in effect from time to time, commencing on the Closing Date and continuing to and including the termination of the commitments under the Term Loan Facility, payable in arrears quarterly and upon the termination of the commitments under the Term Loan Facility.

Voluntary Prepayments:     Voluntary prepayments may be made at any time, with
                           prior notice but without premium or penalty, subject to limitations as to minimum prepayment amounts, PROVIDED that voluntary prepayments of Reserve
                           Adjusted Eurodollar Loans may only be made on the last day of an interest period applicable thereto unless applicable breakage costs are paid by the Borrower.

Documentation:             The Lenders' commitments will be subject to the
                           negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this letter, in each case prepared by counsel to the Agent. All documentation shall be governed by New York law.

Conditions Precedent:      In addition to conditions precedent typical for these
                           types of facilities and any other conditions reasonably appropriate in the context of the proposed transaction, the following conditions shall apply:


A.      TO THE INITIAL LOANS

                  (i) All conditions precedent to the initial borrowings under the GWR Senior Bank Financing shall have been satisfied, and not waived in any material respect except with the consent of the Agent, to the satisfaction of the Agent, and the initial borrowing thereunder shall have occurred.

                  (ii) The Lenders shall have received customary legal opinions from counsel, and covering matters, reasonably acceptable to the Agent and the Required Lenders.

                                                                     Exhibit A-2
                                                                          Page 4


                  (iii) The corporate and capital structure (and all material agreements related thereto) of Newco and the Borrower, and all organizational documents of such entities shall be reasonably satisfactory to the Agent and the Required Lenders.

                  (iv) All Loans and other financing to the Borrower shall be in full compliance with all applicable requirements of the margin regulations.

                  (v) All reasonable costs, fees, expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Lenders or the Agent shall have been paid to the extent due.

                  (vi) The Lenders shall have received an officer's certificate with respect to the solvency of Newco and the Borrower (on a consolidated basis) and the Borrower (on a stand-alone basis)) reasonably acceptable to the Agent and the Required Lenders.

                  (vii) The Guaranty shall have been executed and delivered. The Lenders shall have a perfected first priority security interest in all of the capital stock of the Borrower as required above.

                  (viii) Newco shall have assigned its right to purchase shares of Gleason pursuant to the Tender Offer to the Borrower.


B.      CONDITIONS TO ALL LOANS

                           Absence of material adverse change, absence of material litigation, absence of default or unmatured default under the Merger Sub Senior Bank Financing and continued accuracy of representations and warranties in all material respects.

Representations
and Warranties:            The Merger Sub Senior Bank Financing and related
                           documentation shall contain representations and warranties typical for these types of facilities, as well as any additional ones appropriate in the context of the proposed transaction as may be mutually agreed, subject to materiality and other limitations to be agreed.

Covenants:                 Those typical for these types of facilities and any
                           additional covenants appropriate in the context of the proposed transaction as may be mutually agreed
                           (with such covenants having such exceptions or baskets as may be mutually agreed upon). "Special purpose corporation" covenants shall apply to (x)
                           Newco, which shall limit its operations to owning capital stock

                                                                     Exhibit A-2
                                                                          Page 5


                           of Gleason (until the business day following the consummation of the Tender Offer) and of the Borrower and (y) the Borrower, which shall limit its operations to incurring the Loans and owning capital stock of Gleason. Although the covenants have not yet been specifically determined, we anticipate that the covenants shall in any event include:

                  (i)      Prohibitions on other indebtedness.

                  (ii) Restrictions on mergers (other than the Merger), acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets (with an exception permitting the sale of stock of Gleason so long as (x) such sale is for cash consideration only,
                           (y) such sale is at fair market value and (z) the proceeds of such sale are retained by the Borrower), including sale-leaseback transactions.

                  (iii) Prohibitions on dividends, stock repurchases and material amendments of organizational, corporate and other documents.

                  (iv) Restrictions on transactions with affiliates (other than intercompany transactions) and prohibitions on formation of subsidiaries.

                  (v) Prohibitions on investments (other than capital stock of Gleason purchased pursuant to the Tender Offer).

                  (vi)     Maintenance of existence and properties.

                  (vii) No liens, with exceptions to be negotiated (including an exception relating to the capital stock of Gleason acquired pursuant to the Tender Offer).

                  (viii)   Prohibitions on capital expenditures.

                  (ix)     Compliance with laws.

                  (x) Within 180 days following the consummation of the Tender Offer, Newco and Merger Sub shall consummate the Merger.

Events of Default:         Those typical for these types of facilities and any
                           additional ones appropriate in the context of the proposed transaction to be mutually agreed (subject in each case to mutually agreeable grace periods and materiality thresholds) including, without limitation, non-payment, material misrepresentations, covenant defaults, bankruptcy and a change of control
                           (the definition of which will be mutually agreed upon) of Newco or the Borrower.

Assignments and
Participations:            The Borrower may not assign its rights or obligations
                           under the Merger Sub Senior Bank Financing without the prior written consent of the Lenders. Any Lender may assign, and may sell participations in, its rights

                                                                     Exhibit A-2
                                                                          Page 6


                           and obligations under the Merger Sub Senior Bank Financing, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to
                           (i) the consent of Merger Sub (except in certain limited circumstances), which consent shall not be unreasonably withheld, (ii) a minimum assignment amount of $5 million and (iii) such other limitations as may be established by the Administrative Agent. The Merger Sub Senior Bank Financing shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Merger Sub Senior Bank Financing and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Required Lenders:          Majority.

Governing Law:             State of New York.

Counsel to the Agent:      White & Case LLP.